Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	jconnor@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD DECLARES QUARTERLY CASH DIVIDEND
Arlington, Virginia — (August 5, 2011) — The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: EXBD) today announces that its Board of Directors has approved a cash dividend on its common stock for the third quarter of 2011 of $0.15 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on September 30, 2011, to stockholders of record at the close of business on September 15, 2011.
ABOUT THE CORPORATE EXECUTIVE BOARD COMPANY
By identifying and building on the proven best practices of the world’s best companies, CEB helps senior executives and their teams drive corporate performance. CEB offers comprehensive data analysis, research and advisory services that align to executive leadership roles and key recurring decisions. CEB tools, insights, and analysis empower member companies to focus efforts, move quickly, and address emerging and enduring business challenges with confidence. CEB’s client and member network includes 85 percent of the Fortune 500, 50 percent of the Dow Jones Asian Titans, and 70 percent of the FTSE 100. It spans more than 50 countries, 5,300 individual organizations, and 225,000 business professionals. For more information, visit www.exbd.com.